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                                     Prospectus Filed  Pursuant to
                                     Rule 424(b)(2) Relating to
                                     Registration Statement
                                     No. 33-97652


SUPPLEMENT
(To Prospectus Supplement dated November 27, 1995
and Prospectus dated November 14, 1995)


                           $553,496,000 (Approximate)

                     Merrill Lynch Mortgage Investors, Inc.

                                   (Depositor)

                       Mortgage Pass-Through Certificates

                                 Series 1995-C3

                  This is a Supplement to the Prospectus Supplement dated November 30, 1995 (the "Prospectus Supplement"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Prospectus Supplement.

                  The Prospectus Supplement is hereby amended by deleting, in its entirety, the last sentence of the third paragraph under the heading "DESCRIPTION OF THE CERTIFICATES--Allocation of Prepayment Premiums and Yield Maintenance Charges" therein (page S-51) and replacing such sentence with "After the Certificate Balance of the Class D Certificates has been reduced to zero, the holders of the Class IO-2 Certificates will be entitled to receive all Prepayment Premiums and Yield Maintenance Charges (except as set forth above), even though the Notional Amount of such Class has been reduced to zero. As a result, the holders of the Class IO-1 Certificates will not be entitled to receive any Prepayment Premiums or Yield Maintenance Charges after the Notional Amount of the Class IO-1 Certificates has been reduced to zero.



Merrill Lynch & Co.                 First Union Capital Markets Corp.



                The date of this Supplement is November 30, 1995

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